Filed Pursuant to Rule 433

Registration No. 333-150449

FINAL TERM SHEET

Dated May 13, 2008

4.875% Notes due 2013

5.650% Notes due 2018

6.375% Notes due 2038

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	4.875% Notes due 2013 (the “2013 Notes”) 5.650% Notes due 2018 (the “2018 Notes”) 6.375% Notes due 2038 (the “2038 Notes”)

Aggregate Principal Amount:	2013 Notes: $2,000,000,000 2018 Notes: $2,500,000,000 2038 Notes: $1,500,000,000

Maturity Date:	2013 Notes: May 16, 2013 2018 Notes: May 16, 2018 2038 Notes: May 16, 2038

Coupon:	2013 Notes: 4.875% 2018 Notes: 5.650% 2038 Notes: 6.375%

Interest Payment Dates:	Semi-annually on each May 16 and November 16, commencing November 16, 2008

Price to Public:	2013 Notes: 99.724% of principal amount 2018 Notes: 99.736% of principal amount 2038 Notes: 99.549% of principal amount

Net Proceeds (Before Expenses):	2013 Notes: $1,987,480,000 2018 Notes: $2,482,150,000 2038 Notes: $1,480,110,000

Underwriting Discount:	Per 2013 Note: 0.35% Per 2018 Note: 0.45% Per 2038 Note: 0.875%

Benchmark Treasury:	2013 Notes: 3.125% due April 2013 2018 Notes: 3.875% due May 2018 2038 Notes: 5.000% due May 2037

Benchmark Treasury Yield:	2013 Notes: 3.168% 2018 Notes: 3.915% 2038 Notes: 4.639%

Spread to Benchmark Treasury:	2013 Notes: + 177 bp 2018 Notes: + 177 bp 2038 Notes: + 177 bp

Yield:	2013 Notes: 4.938% 2018 Notes: 5.685% 2038 Notes: 6.409%

Settlement Date (T+3):	May 16, 2008

CUSIP/ISIN:	2013 Notes: 718172 AB5 / US718172AB55 2018 Notes: 718172 AA7 / US718172AA72 2038 Notes: 718172 AC3 / US718172AC39

Listing:	Application will be made to list the 2013 Notes, the 2018 Notes and the 2038 Notes on the New York Stock Exchange.

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A by Standard & Poor’s Ratings Services A+ by Fitch Ratings

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Lehman Brothers Inc.

Senior Co-Managers:	Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:	Banca IMI S.p.A. BBVA Securities, Inc. BNP Paribas Securities Corp. Calyon Securities (USA) Inc.

Allocation:

	2013 Notes	2018 Notes	2038 Notes
Credit Suisse Securities (USA) LLC	$500,000,000	$625,000,000	$375,000,000
Deutsche Bank Securities Inc.	500,000,000	625,000,000	375,000,000
Lehman Brothers Inc.	500,000,000	625,000,000	375,000,000
Greenwich Capital Markets, Inc.	100,000,000	125,000,000	75,000,000
HSBC Securities (USA) Inc.	100,000,000	125,000,000	75,000,000
SG Americas Securities, LLC	100,000,000	125,000,000	75,000,000
Banca IMI S.p.A.	50,000,000	62,500,000	37,500,000
BBVA Securities, Inc.	50,000,000	62,500,000	37,500,000
BNP Paribas Securities Corp.	50,000,000	62,500,000	37,500,000
Calyon Securities (USA) Inc.	50,000,000	62,500,000	37,500,000

Total	$2,000,000,000	$2,500,000,000	$1,500,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 800-221-1037, Deutsche Bank Securities Inc. toll free at 800-503-4611 or Lehman Brothers Inc. toll free at 888-603-5847.